EXHIBIT 3.3
                                                             -----------
                            CERTIFICATE OF AMENDMENT
                                        OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                        OF
                        JOHN B. SANFILIPPO & SON, INC.


        John B. Sanfilippo & Son, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

    1. That the Board of Directors of the Corporation, by unanimous resolution at a meeting duly called and held on August 25, 2004, adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), declaring the amendment to be advisable. The proposed amendment would delete the first paragraph of Article FOURTH of the Restated Certificate in its entirety and replace it with the following:

              FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 27,500,000 shares, consisting of:

              (1) 17,000,000 shares of Common Stock, par value $.01 per share ("Common Stock");

              (2) 10,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Stock"); and

              (3) 500,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

    2. That the foregoing amendment received the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of the Corporation's capital stock at the annual meeting of stockholders of the Corporation held on October 26, 2004.

    3.  That the proposed amendment was duly adopted in accordance with
        Section 242 of the General Corporation Law of the State of Delaware.



        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Executive Vice President Finance, Chief Financial Officer and Secretary as of the 27th day of October, 2004.


                                           JOHN B. SANFILIPPO & SON, INC.



                                           By: /s/ Michael J. Valentine
                                               ------------------------
                                           Name:   Michael J. Valentine
                                           Title:  Executive Vice President
                                                   Finance, Chief Financial
                                                   Officer and Secretary